Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Hospitality Trust Announces Agreement to Acquire Portfolio of 26 Hotels from Summit Hotel Properties for $351.4 Million

Including Previously Announced Wheelock Transaction, Purchase Increases ARC Hospitality’s Pro Forma Lodging Portfolio to 153 Hotels Totaling 18,280 Rooms in 33 States

New York, New York, June 8, 2015 - American Realty Capital Hospitality Trust, Inc. (“ARC Hospitality” or the “Company”) announced today that it has agreed to acquire a portfolio of 26 hotels (the “Summit Portfolio”) for a purchase price of $351.4 million from Summit Hotel Properties, Inc., a publicly-traded hotel real estate investment trust (“Summit”).

The Summit Portfolio consists of 25 premium-branded select-service and extended-stay hotels and one full-service hotel and totals 2,793 rooms in 11 states. The hotels are franchised by major global brands including Marriott International, Hilton Hotels & Resorts, Hyatt Hotels and InterContinental Hotels Group. Leading flags include Fairfield Inn & Suites, Courtyard by Marriott, Hampton Inn, SpringHill Suites and Residence Inn.

The Company also announced last week that it intends to acquire a portfolio of 5 hotels totaling 565 rooms (the “Wheelock Portfolio”) for a purchase price of $92.5 million from affiliates of Wheelock Real Estate Fund, L.P. sponsored by Wheelock Street Capital, LLC, a real estate private equity firm.

The acquisitions of the Summit Portfolio and Wheelock Portfolio, when completed, will increase ARC Hospitality’s lodging portfolio to 153 hotels totaling 18,280 rooms across 33 states, enhancing the Company’s position as one of the largest owners of select-service hotels (by enterprise value) in the North American lodging REIT sector.

“The Summit Portfolio represents an ideal property fit for ARC Hospitality. We are pleased to add this portfolio of high-quality, stabilized lodging properties with strong brand affiliations to our expanding platform,” commented Jonathan P. Mehlman, Chief Executive Officer of ARC Hospitality. “We are excited to acquire a portfolio that we believe offers both an attractive yield and price per key, as well as scale, brand power, and consistent and growing cash flows that in our view have been unmatched among marketed portfolios this year. We believe it is still an opportune time to acquire well-located, high-quality upscale and upper midscale hotels as the lodging cycle, and the select-service segment in particular, continues its extended recovery. We believe this acquisition will contribute to our vision of creating a best-in-class portfolio that supports our strategy of providing consistent distributions and the potential for capital appreciation to our investors.”

Edward Hoganson, Chief Financial Officer of ARC Hospitality, added, “We are pleased to announce the acquisition of this premier, well-located portfolio that we believe exhibits strong in-place operating fundamentals as well as attractive growth opportunities. Working with Dan Hansen and the Summit management team on this off-market transaction has been a smooth and efficient process, and we look forward to continuing our collaboration with his exceptional team, as well as with the franchise brands, through the closing of this transaction.”

The acquisition, which is encompassed in two separate purchase and sale agreements, is subject to customary franchisor approvals and the completion of customary and confirmatory due diligence as well as other conditions. The acquisition is expected to close in three separate tranches (which are not conditioned on each other), with the current estimated sale dates in September 2015, October 2015 and January 2016, subject to extension under certain circumstances. ARC Hospitality intends to secure debt financing in connection with the acquisition.

ARC Hospitality was represented by Proskauer Rose which also represented ARC Hospitality in connection with the acquisition of the Wheelock Portfolio.

About ARC Hospitality

ARC Hospitality is a publicly registered, non-traded real estate investment trust ("REIT"). ARC Hospitality's investment strategy focuses on acquiring stable, institutional quality and strategically located lodging properties in North America branded by premium national hotel brands. For more information on ARC Hospitality, please contact your financial professional or visit the website: www.ARCHospitalityREIT.com (http://www.archospitalityreit.com/).

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as "will," "should," "may," "anticipate," "believe," "expect" and "intend" indicate a forward-looking statement, although not all forward-looking statements include these words. This press release also contains estimates and information concerning our industry, including market position, market size, and growth rates of the markets in which we participate, that are based on industry publications and reports. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these projections. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. Actual results may differ materially from those contemplated by such forward-looking statements and projections due to certain factors, including ARC Hospitality's ability to make investments in a timely manner or on acceptable terms; the effect of general market, real estate market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets; ARC Hospitality's ability to make scheduled payments on its debt and preferred equity obligations; ARC Hospitality's ability to generate sufficient cash flows to make distributions to its stockholders; the degree and nature of ARC Hospitality's competition; the availability of qualified personnel at ARC Hospitality's advisor, property manager, sub-property manager and dealer manager; and ARC Hospitality's ability to qualify and maintain qualification as a REIT. Additional factors that may affect future results are contained in ARC Hospitality's filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov (http://www.sec.gov). Further, forward-looking statements, estimates or projections speak only as of the date they are made, and ARC Hospitality undertakes no obligation to update or revise forward-looking statements or estimates to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Contacts:

Anthony J. DeFazio	Andrew G. Backman	Jonathan P. Mehlman
DDCworks	Managing Director	President & CEO
tdefazio@ddcworks.com	Investor Relations/Public Relations	ARC Hospitality
(484) 342-3600	abackman@arlcap.com	jmehlman@arlcap.com
	(917) 475-2135	(212) 415-6500